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Exhibit 99.3

SCHULER HOMES, INC.
OFFER TO EXCHANGE

ANY AND ALL OF ITS OUTSTANDING
9 3/8% SENIOR NOTES DUE 2009
AND
10 1/2% SENIOR SUBORDINATED NOTES DUE 2011
FOR ITS 9 3/8% SENIOR EXCHANGE NOTES DUE 2009
AND
10 1/2% SENIOR SUBORDINATED EXCHANGE NOTES DUE 2011,
RESPECTIVELY

TO:  BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES, AND OTHER NOMINEES:

    Schuler Homes, Inc. (the "Company") is offering, upon and subject to the terms and conditions set forth in the Prospectus, dated November   , 2001 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal") (which together constitute the "Exchange Offer"), to exchange a principal amount of its 9 3/8% Senior Exchange Notes due 2009 (the "Senior Exchange Notes") and its 10 1/2% Senior Subordinated Exchange Notes due 2011 (the "Senior Subordinated Exchange Notes," and collectively with the Senior Exchange Notes, the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended, pursuant to a registration statement of which the Prospectus is part, for an equal principal amount of its outstanding 9 3/8% Senior Notes due 2009 (the "Old Senior Notes") and its 10 1/2% Senior Subordinated Notes due 2011 (the "Old Senior Subordinated Notes," and collectively with the Old Senior Notes, the "Old Notes"), respectively, of which $250 million in aggregate principal amount and $150 million in aggregate principal amount, respectively, are outstanding as of the date hereof, upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in those Registration Rights Agreements, each dated as of June 28, 2001 (the "Registration Rights Agreements"), by and among the Company, as the issuer, the Guarantors listed on Schedule A of the Registration Rights Agreements (the "Guarantors") and UBS Warburg LLC, Banc of America Securities LLC, Fleet Securities, Inc. and Salomon Smith Barney Inc., as initial purchasers (in such capacities, the "Initial Purchasers").

    We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

  1.
  Prospectus dated November  , 2001;

  2.
  The Letter of Transmittal for your use and for the information of your clients;

  3.
  A Notice of Guaranteed Delivery to be used to accept the Exchange Offer, if certificates for Old Notes are not immediately available, or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below), or if the procedure for book-entry transfer cannot be completed on a timely basis;

  4.
  A form of letter that may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

  5.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  6.
  Return envelopes addressed to U.S. Bank Trust National Association, the Exchange Agent for the Old Notes.

    Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, December  , 2001 unless extended by the Company (the "Expiration Date"). Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

    To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and certificates representing the Old Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

    If holders of Old Notes wish to tender, but it is impracticable for them to forward their certificates for Old Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer—Procedures for Tendering Old Notes—Guaranteed Delivery."

    The Company will, upon request, reimburse brokers, dealers, commercial banks, and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to U.S. Bank Trust National Association, the Exchange Agent for the Old Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

                      Very truly yours,

                      SCHULER HOMES, INC.

    NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF SCHULER HOMES, INC. OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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SCHULER HOMES, INC. OFFER TO EXCHANGE